Third Quarter 2014
Conference Call Script
08/05/14
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2014 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2014 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 159.7 million shares of common stock outstanding at June 30, 2014.

Discussing the third quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30. All operating results discussed in these prepared remarks are from continuing operations, unless specified otherwise.

A replay of this morning’s call will be available for 30 days after the call at 1-866-418-8386. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2014 third quarter.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report, which covers key drivers affecting our businesses. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2014 fourth quarter.

We are pleased with our improved overall performance in the third quarter, with year-over-year growth in net sales, net income per diluted share and free cash flow, as well as a 27 percent increase in operating income.

Mueller Co.'s net sales increased 7 percent in the quarter, driven primarily by domestic shipments of valves, hydrants and brass products, which were up 28 percent.  The increase in shipments was the primary driver of Mueller Co.'s adjusted operating income growth of 39.5 percent in the quarter to its highest adjusted operating income level since the second quarter of 2007.

Anvil's net sales increased 4 percent in the quarter to the highest level since the fourth quarter of 2009.  Anvil's adjusted operating income declined in the quarter, primarily attributable to the approximately $3.5 million third-quarter impact of operational inefficiencies that occurred during the second quarter at Anvil's largest manufacturing facility. These inefficiencies have been resolved, as we discussed on our second-quarter conference call. Excluding these inefficiencies, Anvil’s adjusted operating margin this quarter would have been roughly equivalent to that of last year.

With our improved operating performance and free cash flow generation, our net debt leverage declined to 2.6x at the end of the third quarter. We also recently announced the redemption of $55 million principal amount of our senior subordinated notes, which will reduce our annual interest expense by about $4 million.

We continue to believe consolidated results for the 2014 fourth quarter will improve year-over-year primarily due to expected ongoing growth in our key end markets and the benefits of stronger operating leverage, particularly at Mueller Co.

With that, I’ll turn the call over to Evan for a detailed discussion of our financial results for the quarter.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our third quarter consolidated financial results and then discuss segment performance.

Net sales for the 2014 third quarter of $318.5 million increased $19.1 million, or 6.4 percent, from the 2013 third quarter net sales of $299.4 million due primarily to higher shipment volumes at both Mueller Co. and Anvil.

Gross profit increased 8.1 percent to $97.3 million for the 2014 third quarter compared to $90.0 million for the 2013 third quarter. This improvement was driven primarily by higher shipment volumes and higher sales prices. Gross profit margin of 30.5 percent in the 2014 third quarter increased 40 basis points from 30.1 percent in the 2013 third quarter.

Selling, general and administrative expenses as a percentage of net sales improved to 17.4 percent in the 2014 third quarter as compared with 19.0 percent in the 2013 third quarter. Selling, general and administrative expenses for the 2014 third quarter were $55.3 million down from $56.9 million in the 2013 third quarter.

Adjusted operating income for the 2014 third quarter increased 26.9 percent to $42.0 million as compared with $33.1 million for the 2013 third quarter. This increase was due primarily to higher shipment volumes and higher sales prices.

Adjusted operating margin also improved 210 basis points to 13.2 percent. Higher shipment volumes were the biggest contributor to this improvement.

Adjusted EBITDA for the 2014 third quarter increased 17.4 percent to $56.0 million as compared with $47.7 million for the 2013 third quarter. Adjusted EBITDA for the trailing 12 months was $174.8 million, the highest in more than five years.

Interest expense, net for the 2014 third quarter declined $0.2 million to $12.5 million as compared with $12.7 million in the 2013 third quarter.

During the 2014 third quarter, income tax expense was $10.8 million on income before income taxes of $29.3 million, resulting in an effective income tax rate of 36.9 percent. The 2014 third quarter expense was reduced by $1.1 million related to a deferred tax asset valuation allowance adjustment. Excluding this adjustment, net income per diluted share would have remained at $0.11 and the effective income tax rate for the 2014 third quarter would have been 40.6 percent.

Adjusted income from continuing operations per diluted share for the 2014 third quarter improved to $0.11 from an adjusted income from continuing operations per diluted share for the 2013 third quarter of $0.08.

There was a weighted average of 162.2 million diluted shares of our common stock outstanding for the 2014 third quarter compared to a weighted average of 160.7 million diluted shares outstanding for the 2013 third quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2014 third quarter increased 7.4 percent to $214.0 million as compared with $199.3 million for the 2013 third quarter. This increase was due primarily to higher domestic shipment volumes of valves, hydrants and brass products and higher prices. The quarter was affected by unfavorable Canadian currency exchange rates. Absent those unfavorable currency exchange rates, the net sales increase at Mueller Co. would have been 8.2 percent.

Adjusted operating income for the 2014 third quarter improved 39.5 percent to $42.4 million as compared with $30.4 million for the 2013 third quarter.

Adjusted operating income improved $12.0 million due primarily to higher domestic shipments of valves, hydrants and brass products and higher sales prices. Adjusted operating margin for the 2014 third quarter improved 450 basis points to 19.8 percent as compared with 15.3 percent in the 2013 third quarter.

Adjusted EBITDA for the 2014 third quarter increased to $52.8 million as compared with $41.3 million for the 2013 third quarter. Adjusted EBITDA margin for the quarter increased 400 basis points to 24.7 percent.

Mueller Systems’ net sales for the 2014 third quarter were essentially flat year-over-year, but it was profitable for the quarter. The profitability improvement was largely due to a favorable product mix and the benefits of lower costs.

I’ll now turn to Anvil…

Net sales for the 2014 third quarter increased 4.4 percent to $104.5 million as compared with $100.1 million for the 2013 third quarter. The increase resulted primarily from higher shipment volumes, particularly to the oil & gas, commercial and industrial markets.

Adjusted operating income for the 2014 third quarter declined 22.8 percent to $9.5 million as compared with $12.3 million for the 2013 third quarter. Anvil’s adjusted operating margin decreased to 9.1 percent from 12.3 percent for the 2013 third quarter. The decrease in adjusted operating income and adjusted operating margin resulted primarily from higher costs associated with operational inefficiencies during the second quarter at Anvil's largest manufacturing facility.

Adjusted EBITDA for the 2014 third quarter decreased to $13.0 million as compared with $15.9 million for the 2013 third quarter. Adjusted EBITDA margin for the quarter was 12.4 percent.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $46.2 million for the 2014 third quarter compared to $37.4 million for the 2013 third quarter. We believe 2014 full year free cash flow will be up at least 15% over prior year driven primarily by improved operating results.

At June 30, 2014, total debt was $600.8 million and included $420.0 million of 7⅜% senior subordinated notes due 2017, $178.2 million of 8¾% senior unsecured notes due 2020 and $2.6 million of other. Net debt leverage was 2.6x at June 30, 2014. Using June 30, 2014 data, we had $161.5 million of excess availability under our asset-based credit agreement.

As Greg mentioned, we announced last week that we will be redeeming $55.0 million principal amount of our senior subordinated notes on August 29th. The redemption price is 101.229% of the principal amount, which is the current call price. We expect to recognize a loss of approximately $1.0 million on the redemption in the fourth quarter. Assuming the redemption of these notes, our total debt outstanding would be $545.8 million. We expect the redemption to yield annual interest savings of about $4 million.

I’ll now turn the call back to Greg.

Thanks, Evan.

I’ll now elaborate on our 2014 third quarter results and end markets, and provide an outlook for the fourth quarter.

I’ll begin with Mueller Co.

Mueller Co. had a solid quarter with overall net sales up 7.4 percent year-over-year. It was Mueller Co.'s best performance from the standpoint of adjusted operating income, adjusted operating margin, and adjusted EBITDA margin combined since 2008.

At base Mueller Co., which excludes our newer technology products and services, net sales grew approximately 9 percent. To really understand the drivers of base Mueller Co. net sales growth, we have to look at what happened in several of our addressed markets.

Strong growth in municipal spending and residential construction were the key drivers of the 28 percent year-over-year increase in net sales of our domestic iron gate valves, hydrants and brass products.

Certainly, a portion of this growth was related to the difference in timing of our price increase this year on valves and hydrants compared to the timing of our price increase last year, as well as the subsequent backlog we had coming into the quarter. We believe that looking at year-over-year domestic shipments for valves, hydrants and brass products for the second and third quarters adjusts for the difference in timing of the price increase and gives us a better idea of what is happening in our end markets. Shipments of those products in the second and third quarters were up a strong 18 percent year-over-year. We believe the end-market growth came from both the municipal and residential markets, with roughly two-thirds of this growth coming from municipal spending.

We experienced 13% sales growth in Canada, excluding the negative impact of unfavorable currency exchange rates.

We expected a decline in our shipments to the water treatment market this quarter and pointed it out on our last conference call. Net sales at our Pratt business were down roughly 20 percent, or $6.5 million, in the quarter.

Additionally, although international sales of valves and hydrants are only a small portion of Mueller Co.'s net sales, international net sales were down about $3 million year-over-year. Our international business tends to be project based and can fluctuate from quarter to quarter.

Net sales of our metering products and systems were essentially flat year-over-year. As a reminder, there is a degree of lumpiness in Mueller Systems' shipments given the project-oriented nature of this business. The size of the projects we are competing for is increasing, and we are also seeing longer lead times before orders are awarded, especially as municipalities contemplate migrating to advanced metering infrastructure systems. We continue to invest in this part of our business to further differentiate our solutions, particularly in the area of leak detection.

Echologics' net sales were up almost 20 percent year-over-year.

Mueller Co.'s overall adjusted operating income grew by 39.5% in the third quarter year-over-year. This strong operating income growth is attributable to the growth we saw in our domestic valves and hydrants (which, as you know, are our higher-margin products), increased operating leverage, as well as improved performance at Mueller Systems. While net sales were essentially flat at Mueller Systems, the business was profitable and adjusted operating income improved about $1.5 million year-over-year due to a favorable mix and lower costs.

Anvil’s net sales during the quarter grew year-over-year with improvement across the mechanical market, which is largely heating, ventilation and air conditioning systems into the non-residential market. The energy market also continued to remain strong with net sales up 7%. Additionally, we saw strong improvement in Canada.

As we discussed earlier, Anvil’s adjusted operating income declined year-over-year primarily due to operational issues in the second quarter at its largest plant. Excluding the operational inefficiencies, adjusted operating margin would have been comparable to last year.

Turning now to our outlook for the 2014 fourth quarter.

I’ll start with Mueller Co. Overall for the fourth quarter, we expect to continue to see growth at base Mueller Co. driven by demand from both residential construction and municipal spending.

Recently, momentum in the growth of the housing market recovery has slowed. However, we still believe that, with land lot development, we are benefiting from growth in residential construction. We also believe that we will see strong demand for our products during the fourth quarter driven by municipal spending. Municipal demand has held up well throughout the year.

Distributor inventory levels declined during the quarter and ended the quarter relatively flat year-over-year. Based on the orders we received in July, we believe distributors remain optimistic relative to end-market demand. We believe we will see solid growth in base Mueller Co.'s net sales for the fourth quarter.

For metering systems, we expect to see year-over-year net sales growth of around 20% based on the timing of our backlog and expected orders.

We also expect to see strong net sales growth from Echologics as this business continues to gain momentum in the marketplace.

Considering all these factors, we expect Mueller Co.’s net sales percentage growth to be around 10 percent in the fourth quarter.

We expect both Mueller Co.’s adjusted operating income to improve and for adjusted operating margin to expand in the fourth quarter year-over-year; however, the rate of growth is expected to be lower than in the third quarter. This improvement will primarily be driven by an increase in shipments we expect for our core products, as well as continued improvement in our metering systems and leak detection and pipe condition assessment businesses. We believe our metering systems and leak detection and pipe condition assessment businesses will be about break even for 2014.

We expect Anvil’s fourth quarter net sales percentage growth will be up low single digits year-over-year primarily driven by improvements in its addressed oil & gas market. With the operational issues behind us, we expect Anvil’s adjusted operating income to improve over the third quarter and be slightly up on a year-over-year basis.

For Mueller Water Products as a whole, we believe the 2014 fourth quarter net sales percentage growth will increase in the high-single digits year-over-year driven primarily by performance at Mueller Co. We expect solid increases in our 2014 fourth quarter adjusted operating income as well as expansion in adjusted operating margin year-over-year.

Other 2014 key variables include: corporate expenses are expected to be $35 to $37 million, depreciation and amortization is expected to be $56 to $57 million and interest expense is expected to be about $50 million. Our adjusted effective income tax rate is expected to be 37% to 39%. Capital expenditures are expected to be $35 to $36 million.

For 2014, we continue to expect free cash flow to be stronger than in 2013, driven primarily by improved operating results. Additionally, we expect cash income taxes to be minimal in 2014 as we continue to benefit from utilization of net operating loss carryforwards. We also expect to make only minimal cash contributions to our pension plans in 2014. In total, we think that free cash flow will be up at least 15 percent for the year.

And finally, we have been especially pleased with the momentum we have been seeing for our leak detection and pipe condition assessment offerings, both domestically and internationally. During the quarter, we were awarded contracts to provide leak detection products and services by the Singapore Public Utilities Board and Severn Trent in the U.K. In the U.S., we have been engaged to provide condition assessment products and services to Baltimore, Boston and suburban Washington D.C. We have also been providing leak detection services to several other U.S. municipalities, including New Orleans, Springfield, MA. and Las Vegas.

Increasingly, water utilities and municipalities are identifying leak detection and water loss management as a cost-effective solution to several of their most pressing challenges. During the third quarter, we announced commercial availability of fixed leak detection solutions designed to accurately detect and monitor leaks in both water transmission and distribution mains, remotely, on a

24/7 basis. We believe integrating Echologics' proprietary fixed leak detection technologies with Mueller Systems' AMI system will allow us to offer North American utilities additional ROI and accelerated payback on the installation of AMI systems for metering.

Outside North America, we believe that Echologics' fixed leak detection solutions will provide us with a highly-scalable business model.

Given the strength of the technologies we have developed, we believe there is tremendous opportunity for Mueller Water Products to assume a global leadership position in this area.

While we expect that larger-scale adoption of these technologies will involve multiple benchmarking and pilot projects over the near term, our technologies are generating a lot of interest and should help differentiate us in the marketplace. We believe that the long-term prospects are very encouraging.

With that operator, I will open this call up for questions.

X
X
That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.